Deckers Brands Mails Letter to Stockholders Highlighting Significant Support
from Independent Experts

Leading Proxy Advisory Firm Glass Lewis Recommends Voting “FOR” All of Deckers’ Highly Qualified
Director Nominees on the WHITE Proxy Card

Underscores Marcato’s Self-Serving Agenda and History of Empty Promises

Urges Stockholders to Protect Their Investment and Vote on the WHITE Proxy Card TODAY

GOLETA, Calif. – December 6, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, announced today that its Board of Directors is sending a letter to stockholders highlighting support from leading proxy advisory firm Glass Lewis, as well as Deckers’ sell-side analysts. The proxy statement, investor presentation and other important information related to Deckers’ 2017 Annual Meeting of Stockholders to be held on December 14, 2017, can be found on Deckers’ website at www.votedeckers.com.

Deckers’ Board of Directors unanimously recommends that stockholders vote “FOR” ALL of Deckers’ highly qualified, experienced nominees using the WHITE proxy card today.

The full text of the letter follows:

VOTE THE ENCLOSED WHITE PROXY CARD TODAY FOR DECKERS’ HIGHLY QUALIFIED DIRECTORS

December 6, 2017

Dear Fellow Stockholder:

The Annual Meeting of Deckers Stockholders is just days away — we ask that you take a moment to vote to protect the value of your investment in Deckers. Please use the WHITE proxy card to vote “FOR” ALL of Deckers’ highly qualified, experienced nominees. Since time is short, we encourage you to vote by telephone or by Internet by following the instructions on the enclosed WHITE proxy card.

As you may know, in a last-minute and desperate attempt to gain board representation, Marcato Capital Management has abandoned its previously announced strategy for a change in the composition of a majority of the Deckers Board and is now seeking any representation on the Deckers Board that it can get. Don’t be fooled: Marcato is continuing to put the value of your investment in Deckers at risk by advocating for a series of value-destructive proposals and the election of three nominees who lack the relevant skills and experience to continue our successful transformation.

Don’t let Marcato interrupt Deckers’ transformation. We have the right Board and the right plan already underway to position Deckers for the future and drive enhanced stockholder value.

LEADING INDEPENDENT PROXY ADVISORY FIRM glass lewis RECOMMENDS VOTING THE WHITE PROXY CARD for all of Deckers’ Highly Qualified Director nominees

Leading proxy advisory firm Glass Lewis recommends that Deckers stockholders vote on the WHITE proxy card for all of Deckers’ highly qualified director nominees. This reflects Glass Lewis’ belief that the right stewards for Deckers are the existing highly qualified and experienced nominees put forth by Deckers, who have already demonstrated that they have the right strategy to grow stockholder value.

Glass Lewis stated1:

“We find the board’s strategy to be prudent and well-reasoned and we are encouraged by the recent positive results as the management team has begun to execute on the Company’s plan. We also consider the current board to have the requisite and relevant assortment of skills and experience among its members to continue to oversee a proper direction for the Company, recognizing that the board intends to appoint at least two new directors with additive skills within the next year.”

“Further, while we see no case for shareholders to support a board overhaul, we also see limited – if truly any – cause for shareholders to seriously consider using this opportunity afforded by Marcato’s nomination to support incremental board changes.”

“In our view, the Company appears to have the right board and plan in place for Deckers at this pivotal juncture for both the Company and the retail and branded products industry. The Company’s strategic and cost savings initiatives implemented both before and since Marcato arrived on the scene have begun to show positive results in terms of margin improvement and growth.”

RECENT SELL-SIDE ANALYST REPORTS STRONGLY SUPPORT OUR CURRENT BOARD AND STRATEGY

Marcato has misleadingly used outdated sell-side analyst reports in its efforts to gain your support. You should know what these same analysts are saying now.

Sell-Side Analysts Recognize Deckers’ Growth Potential…1

“DECK is a compelling story given UGG brand strength, high potential of HOKA, and operating margin upside with strategic initiatives.”— Jefferies, 10/27/2017

“We remain optimistic in the longer-term fundamental growth outlook for DECK and we believe the company can be successful in its ongoing shift in merchandise mix for UGG and its development of some of its smaller brands (primarily HOKA). Over time, we believe these efforts combined with healthy growth opportunities for the company’s smaller brands can support substantial growth opportunities.” — Baird, 10/26/2017

…Are Supportive of Deckers’ Ability to Enhance Profitability…

1 Permission to use quotations neither sought nor obtained

“More nimble [organization] with rightsized distribution. 350 fewer [North American] distribution points [year-over-year] demonstrates [management’s] continued progress in rationalizing low-volume retail partners, which we expect to continue and be a driver of efficiencies.” — Jefferies, 10/27/2017

“We were impressed by DECK’s strong sales and gross margin performance in 2Q (even adjusting for $29mm of pulled-forward sales), and think that UGG is in a much healthier position from a brand, product, and inventory perspective entering the holiday season this year.” — Evercore, 10/26/2017

“The UGG brand is starting to reap the rewards from the significant actions taken over the last two years, especially around distribution rationalization and product investment.” — Evercore, 10/26/2017

…and Have Applauded Deckers’ Leadership

“…we are encouraged by the solid progress the company has made with respect to the operations of the business to clean up its distribution and begin its cost reduction efforts. Management appears to be in control of all aspects of its business, something we have not seen consistently in quite some time.”— Canaccord Genuity, 10/26/2017

“Management struck a chord of confidence … [in] reiterating their plan to at least achieve 13% EBIT by FY20 as they are continuing to find cost-savings opportunities.” — Piper Jaffray, 10/27/2017

MARCATO’S PROPOSALS ARE SELF-SERVING AND DETRIMENTAL TO THE VALUE OF YOUR INVESTMENT

Through its costly and disruptive proxy contest, Marcato is seeking your support to:

✗	Burden Deckers with unqualified directors – Marcato’s nominees lack critical, relevant experience. Only one has ever served on the board of a public company, and that same director is the only one with any C-level executive experience.
✗	Stifle growth and profitability – Marcato’s ill-advised proposals to close profitable stores, sell non-UGG brands that provide diversification and growth opportunities, and implement draconian cuts would significantly reduce profitability and endanger longer-term growth potential.
✗	Expose stockholders to excessive risk – Increasing debt to Marcato’s proposed level would make it more difficult to manage the near-term headwinds that all retailers face. This would put our business – and your investment – at risk.

Marcato’s HISTORY OF Empty Promises

In June 2017, three Marcato nominees, including Managing Partner Mick McGuire, were elected to the Board of Buffalo Wild Wings through a proxy contest. Marcato’s central thesis was a refranchising plan that Marcato claimed could drive Buffalo Wild Wings’ stock to as high as $458 per share by 2021. After the election, however, the Buffalo Wild Wings Board – including Marcato’s nominees – instead unanimously approved the sale of Buffalo Wild Wings for $157 per share, or approximately one-third of the share price that Marcato touted during its proxy contest.

“The deal price of $157 will produce a gain for Marcato, as best can be determined from Marcato filings, but nothing like the three times on your money promises McGuire made when he was out stumping for shareholder votes.”

– Lee Schafer, columnist for the Minneapolis Star Tribune, November 28, 2017

As you consider how to vote at this year’s Annual Meeting, let Marcato’s empty promises at Buffalo Wild Wings be a warning. Do not hand over the value of your investment to an outside investor with little knowledge of Deckers and the retail industry, and who is focused on financial engineering to drive a short-term strategy.

DECKERS’ HIGHLY QUALIFIED BOARD IS BEST SUITED TO CONTINUE EXECUTING ON OUR CURRENT SUCCESSFUL TRANSFORMATION STRATEGY

We are energized by the transformation underway and are confident in the future of Deckers. We strongly believe that our Board is best qualified to ensure we fully capitalize on our many strengths and deliver value for all stockholders.

By voting “FOR” all of Deckers’ nominees, you are voting for:

✓	Sustainable growth – Deckers is focused on delivering a diversified collection of products by elevating the UGG brand as well as exploiting the Hoka One One growth opportunity.
✓	Greater profitability through a transformed cost structure – By reducing our retail footprint, consolidating offices, closing facilities and relocating employees, Deckers continues to execute on its transformation plan and make significant progress to greater profitability.
✓	A superior Board with a track record of success and a plan for continued refreshment – Deckers has retained a leading director search firm and is actively engaged in a search process to identify at least two new qualified independent directors well in advance of the 2018 Annual Meeting of Stockholders (expected to be held in September 2018), in keeping with its commitment to meet the needs of its consumers, win in the marketplace and deliver value to stockholders. The appointment of these new directors will coincide with an equal number of retirements from the existing Board. Our Board will consider Marcato’s nominees, or any other candidates suggested by Marcato, in the same fashion it will consider candidates from any of our stockholders. Of course, any such candidates would need to participate in the same vetting and interview process as all other candidates. To date, Marcato has refused to allow any of its nominees to participate in our customary process.

PLEASE VOTE THE WHITE PROXY CARD TODAY BY TELEPHONE OR BY INTERNET TO ENSURE YOUR SHARES ARE REPRESENTED AT THE DECEMBER 14TH ANNUAL MEETING

Your vote is critical, no matter how many shares you own. We urge you to support your current Board and discard any Gold proxy card that you may receive from Marcato.

To protect your investment, vote “FOR” ALL of Deckers’ highly qualified directors using only the enclosed WHITE proxy card. If you have already returned a Gold proxy card, you can change your vote by signing, dating and returning a WHITE proxy card TODAY. Only your latest-dated proxy card counts.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

John M. Gibbons

Chairman of the Board

TIME IS SHORT, AND YOUR VOTE IMPORTANT! PLEASE USE THE WHITE PROXY CARD
TO VOTE TODAY BY TELEPHONE OR BY INTERNET!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:

(877) 750.0625 (from the U.S. and Canada)

or

(412) 232.3651 (from other locations)

Remember, please simply discard any Gold proxy card that you may receive from Marcato. Your Board does not endorse any of Marcato’s nominees and we urge you to NOT submit any proxy using Marcato’s Gold proxy card, even as a protest vote. A withhold vote on Marcato’s Gold proxy card will revoke any earlier proxy that you have submitted to Deckers.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding Deckers’ future strategies, cost-reduction initiatives and expectations for future annual meetings. Deckers has attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting Deckers’ business and industry and are based on information available as of the time such statements are made. Although Deckers does not make forward-looking statements unless it believes that it has a reasonable basis for doing so, Deckers cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause Deckers’ actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in Decker’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in its other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, Deckers expressly disclaims any intent or obligation to update any forward-looking statements, or to update the reasons that actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in Deckers’ expectations, or as a result of the availability of new information.

Investors:

Deckers Brands

Steve Fasching, 805-967-7611

VP, Strategy & Investor Relations

or

Innisfree M&A Incorporated

Arthur B. Crozier, 212-750-5833

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Amy Feng, 415-869-3950